ISSUANCE AGREEMENT

ISSUANCE AGREEMENT (the “Agreement”) dated as of May 2, 2017, is entered into by and among Paradox Capital Partners LLC (“Paradox”), Quest Document Solutions LLC (“Quest”), and Orbital Tracking Corp. (the “Company” and, collectively with Paradox and Quest, the “Parties”).

WHEREAS, the Company and Paradox entered into a settlement agreement and release dated January 28, 2015 (the “Paradox Settlement Agreement”), pursuant to which, among other things, the Company agreed that, if it issued securities in a financing in which the Company receives aggregate gross proceeds of at least $100,000 (a “Qualified Financing”), Paradox would be entitled to receive, in addition to 943,500 common stock equivalents issued under the Paradox Settlement Agreement, such securities that are offered or provided upon the same terms and conditions to the investors in the Qualified Financing as if it had invested $47,175 in the Qualified Financing (the “Paradox Anti-Dilution Securities”);

WHEREAS, the Company and Quest entered into a settlement agreement and release dated January 28, 2015 (the “Quest Settlement Agreement” and, together with the Paradox Settlement Agreement, the “Settlement Agreements”), pursuant to which, among other things, the Company agreed that, if it issued securities in a Qualified Financing, Quest would be entitled to receive, in addition to the 730,930 common stock equivalents issued under the Quest Settlement Agreement, such securities that are offered or provided upon the same terms and conditions to the investors in the Qualified Financing as if it had invested $36,546.27 in the Qualified Financing (the “Quest Anti-Dilution Securities” and, together with the Paradox Anti-Dilution Securities, the “Anti-Dilution Securities”);

WHEREAS, Paradox and Quest are affiliated entities under common control;

WHEREAS, Paradox and Quest previously waived their right to receive Anti-Dilution Securities in connection with the Company’s October 2016 financing (the “2016 Financing”); and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), Paradox and Quest desire to exchange the Company’s further obligations to issue Anti-Dilution Securities under the Settlement Agreements, and the Company desires to issue the securities as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Payment by the Company. The Company will issue to Paradox upon closing of its offering of Series J Preferred Stock, shares of its newly designated Series K Preferred Stock that shall be convertible into an aggregate of 6,697,680 shares of common stock (the “Settlement Securities”).

2.	Waiver and Release by Paradox and Quest. Paradox and Quest each hereby waive the further issuance of any Anti-Dilution Securities under the Agreements. In addition to, and not in limitation of the foregoing sentence, each of Paradox and Quest, on behalf of themselves, their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge the Company, together with their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which Paradox or Quest has, or may have had, against the Company, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the Settlement Agreements, including the issuance of any securities in connection with the 2016 Financing.

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3.	Release by Company. The Company, on behalf of itself, its predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns, and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns, and successors in interest, and all persons acting by, through, under, or in concert with them, and each of them, hereby release and discharge Paradox and Quest, together with their predecessors, successors, direct and indirect parent companies, direct and indirect subsidiary companies, companies under common control with any of the foregoing, affiliates and assigns and its and their past, present, and future officers, directors, shareholders, interest holders, members, partners, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them, from all known and unknown charges, complaints, claims, grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, medical costs, pain and suffering, mental anguish, emotional distress, expenses (including attorneys’ fees and costs actually incurred), and punitive damages, of any nature whatsoever, known or unknown, which he Company and such persons has, or may have had, against Paradox, Quest and such persons, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the Settlement Agreements.

4.	Accredited Investor Representation. Paradox and Quest represent and warrants that they are “accredited investors,” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and it is able to bear the economic risk of an investment in the Company’s securities.

5.	Rule 144 Acknowledgments. Pursuant to Rule 144 promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the rules and regulations promulgated thereunder as such Rule 144 may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule 144, the holding period of the Settlement Securities tacks back to January 28, 2015, the date of the Settlement Agreements. The Company agrees not to take a position contrary to this paragraph.

6.	Securities Law Exemptions. Assuming the accuracy of the representations and warranties of Paradox contained herein, the offer and issuance by the Company of the Settlement Securities is exempt from registration under the Securities Act. The offer and issuance of the Settlement Securities is exempt from registration under the Securities Act pursuant to the exemption provided by Section 3(a)(9) thereof. The Company covenants and represents to Paradox that neither the Company nor any of its subsidiaries has received, anticipates receiving, has any agreement to receive or has been given any promise to receive any consideration from Paradox, Quest or any other party in connection with the transactions contemplated by this Agreement.

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7.	Agreement is Legally Binding. The Parties intend this Agreement to be legally binding upon and shall inure to the benefit of each of them and their respective successors, assigns, executors, administrators, heirs and estates. Moreover, the persons and entities referred to in paragraphs 2 and 3 above, but not a Party, are third-party beneficiaries of this Agreement.

8.	Entire Agreement. The recitals set forth at the beginning of this Agreement are incorporated by reference and made a part of this Agreement. This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiations and/or agreements, proposed or otherwise, written or oral, concerning the subject matter hereof. Furthermore, no modification of this Agreement shall be binding unless in writing and signed by each of the parties hereto.

9.	New or Different Facts: No Effect. Except as provided herein, this Agreement shall be, and remain, in effect despite any alleged breach of this Agreement or the discovery or existence of any new or additional fact, or any fact different from that which either Party now knows or believes to be true. Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or constitute, a release of any Party’s rights to enforce the terms of this Agreement.

10.	Interpretation. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. The headings within this Agreement are purely for convenience and are not to be used as an aid in interpretation. Moreover, this Agreement shall not be construed against Party as the author or drafter of the Agreement.

11.	Governing Law and Choice of Forum. This Agreement, the construction, interpretation, and enforcement hereof, and the rights of the Parties with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws. Any action to enforce this Agreement shall be brought only in the Borough of Manhattan, New York, New York.

12.	Waiver and Reliance on Representations. The Company has obtained independent legal counsel regarding the advisability of entry into this Agreement and the matters herein, acknowledges and agrees that it has been informed that Harvey Kesner, the control person of Paradox and Quest, is associated with counsel to the Company and hereby waives any and all conflicts, including the appearance of conflict, that could exist or arise with respect thereto. The Parties represent and acknowledge that in executing this Agreement they did not rely, and have not relied, upon any representation or statement, whether oral or written, made by the other Party or by that other Party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

13.	Counterparts. This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.	Authority to Execute Agreement. By signing below, each Party warrants and represents that the person signing this Agreement on its behalf has authority to bind that Party and that the Party’s execution of this Agreement is not in violation of any By-law, covenants and/or other restrictions placed upon them by their respective entities.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

ORBITAL TRACKING CORP.

By:	/s/ David Phipps
Name:	David Phipps
Title:	Chief Executive Officer

PARADOX CAPITAL PARTNERS LLC

By:	/s/ Harvey Kesner
Name:	Harvey Kesner
Title:

QUEST DOCUMENT SOLUTIONS LLC

By:	/s/ Harvey Kesner
Name:	Harvey Kesner
Title:

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